MANAGEMENT – [[LASTNAME]]	EXHIBIT 10.24
VERSO CORPORATION
PERFORMANCE INCENTIVE PLAN

NOTICE OF MANAGEMENT STOCK UNIT
AWARD PERFORMANCE-BASED

(“Grant Notice”)

You (the “Grantee”) have been granted an award of Stock Units (the “Award”), on the terms and subject to the conditions of the Plan and this Award Agreement, as follows:

Name of Grantee:    [[FIRSTNAME]] [[LASTNAME]]

Total “target” Number of Stock Units
subject to the Award:    [[SHARESGRANTED]]
Grant Date:    [_______________], 2022

Vesting Schedule:    Subject to the Terms (as defined below), the Award will become vested as set forth in Exhibit A.

Vested Stock Units will be paid as provided in Section 6 of the Terms.

By your signature and the Corporation’s signature below, you and the Corporation agree that the Award is granted under and governed by the terms and conditions of the Corporation’s Performance Incentive Plan, as the same may be amended, modified or supplemented from time to time (the “Plan”), and the Terms and Conditions of Management Performance-Based Stock Unit Award (the “Terms”), which Terms are attached hereto as Exhibit B. The Terms, as well as Exhibit A hereto, are incorporated herein by this reference. This Grant Notice, together with its exhibits, including the Terms, is referred to as your “Award Agreement” applicable to the Award. Capitalized terms used in this Grant Notice are used as defined in the Terms if not defined herein. Capitalized terms used in this Award Agreement are used as defined in the Plan if not defined in this Grant Notice or in the Terms. You acknowledge receipt of a copy of this Grant Notice, its exhibits including the Terms, the Plan and the Prospectus for the Plan.

VERSO CORPORATION    ACCEPTED AND AGREED BY GRANTEE

By:             By:
    Terrance M. Dyer     Print name:      Senior Vice President of
Human Resources and Communications

MANAGEMENT – [[LASTNAME]]    EXHIBIT A

VERSO CORPORATION
PERFORMANCE INCENTIVE PLAN

VESTING SCHEDULE OF AWARD
SUBJECT TO ACHIEVEMENT OF PERFORMANCE OBJECTIVES

General

Defined terms used, but not defined, in this Exhibit A will have the respective meanings given such terms in the Terms.

The provisions of this Exhibit A are subject to the terms and conditions of the Grant Notice to which this Exhibit A is attached, the Terms, and the Plan.

The Award is subject to both performance-based and time/service-based vesting conditions. Except as otherwise expressly provided in the Terms, the Stock Units subject to the Award that are determined to be eligible to vest based on performance as set forth below will only become vested if the Grantee remains employed by or in service to the Corporation or one of its Subsidiaries through the applicable vesting date set forth below.

Performance Vesting

The percentage of the Stock Units subject to the Award that will be eligible to vest on the applicable vesting date set forth below will be determined based upon the Corporation’s performance over the three-year period from January 1, 2022 to December 31, 2024 (the “Performance Period”) as measured by the following two metrics, each of which will apply to 50% of the total target number of Stock Units subject to the Award as set forth in the Grant Notice:

1. 3-Year Adjusted EBITDAP
“3-Year Adjusted EBITDAP” means, as measured over the Performance Period, the Corporation’s consolidated earnings before interest, taxes, depreciation and amortization adjusted to: (a) exclude cash and non-cash income and expenses incurred in connection with (i) financings and other capital market transactions, (ii) business and asset acquisitions and dispositions, (iii) restructurings of the Corporation’s business and operations, (iv) non-cash stock compensation, (v) other non-cash changes, and (vi) unusual or one-time items; (b) exclude the effect of any changes in accounting principles, policies, practices and procedures adopted or implemented during the Measurement Period; and (c) exclude any net pension income or expense over the Performance Period. For purposes of clarification, the EBITDA of Consolidated Water Power Company (“CWPCo”) during the Performance Period as defined above shall also be excluded.

2. 3-Year Return on Invested Capital
“3-Year Return on Invested Capital” means the following calculation used to assess the Corporation’s efficiency at using and allocating invested capital dollars for profitable returns, as a ratio, calculated as follows:

Average Net Operating Profit After Tax / Average Equity and Debt

Where

“Average Net Operating Profit After Tax” is the 3-Year Adjusted EBITP, tax effected at a 25% rate / 3

And

“3-Year Adjusted EBITP” is 3-Year Adjusted EBITDAP minus depreciation and amortization expense.

And

Exhibit A – Page 1

MANAGEMENT – [[LASTNAME]]    EXHIBIT A

“Average Equity and Debt” is “Total equity” as reported in the Corporation’s annual financial statements prepared in accordance with Generally Accepted Accounting Principles; less, (a) a $41 million in retained earnings fixed for all years; less, (b) the actual value of pension income or expense reported as “Accumulated other comprehensive income (loss)” on such financial statements; less, (c) the remaining Net Book Value of the idled assets at Wisconsin Rapids, which was $106 million as of December 31, 2021 and reflected at actual values in each subsequent period; less, (d) the remaining Net Book Value of the asset at CWPCo, which was $28 million as of December 31, 2021 and reflected at actual values in each subsequent period; less, (e) the year-end cash balance shown on such financial statements excluding cash received for the sale of assets over the Performance Period; plus, (f) and any third party debt from the balance sheet contained in such financial statements. The Average Equity and Debt is the average over four (4) data points: (1) Balance on December 31, 2021; (2) Balance on December 31, 2022; (3) Balance on December 31, 2023; and (4) Balance on December 31, 2024. The determination of Average Equity and Debt shall exclude the effect of any changes in accounting principles, policies, practices and procedures adopted or implemented during the Performance Period.

In the event of an acquisition by the Corporation or one of its subsidiaries during the Performance Period, 3-Year Adjusted EBITDAP, 3-Year Adjusted EBITP, and the determination of Average Equity and Debt, for the year in which the acquisition occurs shall be adjusted to exclude the impact of the acquisition, but the determination of 3-Year Adjusted EBITDAP, 3-Year Adjusted EBITP, and Average Equity and Debt for any year during the Performance Period after the year in which the acquisition occurs shall include the effect of the acquisition. In the event of an extraordinary transaction or item during the Performance Period not contemplated by the Administrator on the Grant Date, then the Administrator will have the authority to make such adjustment(s) (if any) to the determination of 3-Year Adjusted EBITDAP, 3-Year Adjusted EBITP, and Average Equity and Debt as the Administrator determines to be equitable. Whether, and the extent to which, any adjustment is required pursuant to this Exhibit A shall be determined by the Administrator, whose determination shall be final and binding.

Within two and one-half months after the end of the Performance Period, the Administrator will determine the Corporation’s performance measured by the 3-Year Adjusted EBITDAP and 3-Year Return on Invested Capital metrics to determine what portion of the Award will be eligible to vest as follows (the date of such determination by the Administrator, the “Determination Date”):

3-Year Adjusted EBITDAP:

If the Corporation’s 3-Year Adjusted EBITDAP for the Performance Period is:		The portion of the target Stock Units subject to the Award that will be eligible to vest based on this metric equals (a) 50% of the target Stock Units subject to the Award multiplied by (b) the corresponding percentage set forth below
Less than Threshold	Less than $330,000,000	0%
Threshold	$330,000,000	50%
Target	$390,000,000	100%
Max	$450,000,000 or greater	200%

3-Year Return on Invested Capital:

Exhibit A – Page 2

MANAGEMENT – [[LASTNAME]]    EXHIBIT A

If the Corporation’s 3-Year Return on Invested Capital for the Performance Period is:		The portion of the target Stock Units subject to the Award that will be eligible to vest based on this metric equals (a) 50% of the target Stock Units subject to the Award multiplied by (b) the corresponding percentage set forth below
Less than Threshold	Less than 10%	0%
Threshold	10%	50%
Target	15%	100%
Max	24% or greater	200%

If the performance of the Corporation falls between any two of the above-described achievement levels, straight-line interpolation between the two achievement levels will be applied to establish the corresponding percentage of the Award that will become eligible to vest. To the extent any Stock Units subject to the Award are not eligible to vest based on performance as described above, such Stock Units shall terminate as of the Determination Date.

Subject to the Terms, the vesting date for the Stock Units that become eligible to vest based on performance as set forth above will be the Determination Date. If the Grantee vests in any portion of the Award on such date, the Administrator will notify, or cause the Corporation to notify, the Grantee of the portion of the Award that vested on such date and the applicable vesting date.

Exhibit A – Page 3

MANAGEMENT – [[LASTNAME]]    EXHIBIT B

VERSO CORPORATION
PERFORMANCE INCENTIVE PLAN

TERMS AND CONDITIONS OF MANAGEMENT
PERFORMANCE-BASED STOCK UNIT AWARD

1.Grant of Stock Units.

(a)General. These Terms and Conditions of Management Performance-Based Stock Unit Award (these “Terms”) apply to a particular stock unit award (the “Award”) if incorporated by reference in the Notice of Management Stock Unit Award Performance-Based (the “Grant Notice”) corresponding to that particular grant. The recipient of the Award identified in the Grant Notice is referred to as the “Grantee.” The effective date of grant of the Award as set forth in the Grant Notice is referred to as the “Grant Date.” The Award was granted under and subject to the Verso Corporation Performance Incentive Plan, as the same may be amended, modified or supplemented from time to time (the “Plan”). The number of shares covered by the Award is subject to adjustment under Section 7.1 of the Plan. The Grant Notice (including exhibits thereto) and these Terms are collectively referred to as the “Award Agreement” applicable to the Award. Capitalized terms are defined in the Plan if not defined in this Award Agreement. The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee.

(b)Stock Units. As used in this Award Agreement, a “Stock Unit” is a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent in value to one outstanding share of Class A common stock, par value $0.01 per share, of the Corporation (“Common Stock”). The Stock Units shall be used solely as a device for the determination of any payment to eventually be made to the Grantee if and when such Stock Units vest pursuant to Section 2. The Stock Units create no fiduciary duty to the Grantee and shall create only a contractual obligation on the part of the Corporation to make payments, subject to vesting and the other terms and conditions hereof, as provided in Section 6 below. The Stock Units shall not be treated as property or as a trust fund of any kind. No assets have been secured or set aside by the Corporation with respect to the Award and, if amounts become payable to the Grantee pursuant to this Award Agreement, the Grantee’s rights with respect to such amounts shall be no greater than the rights of any general unsecured creditor of the Corporation.

2.Vesting. The Award shall vest and become earned as set forth in the Grant Notice (including the exhibits thereto), subject to earlier termination or acceleration and subject to adjustment as provided in this Award Agreement and in the Plan.

3.Continuance of Employment or Service Required; No Employment or Service Commitment. Except as otherwise provided in this Award Agreement, the vesting schedule applicable to the Award requires continued employment or service to the Corporation or one of its Subsidiaries through the applicable vesting date as a condition to the vesting of the Award and the rights and benefits under this Award Agreement. Except as provided in the Grant Notice, Section 7 below or under the Plan, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting of any outstanding and otherwise unvested portion of the Award, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service.

Nothing contained in this Award Agreement or the Plan constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, confers upon the Grantee any right to remain in employment or service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation. Nothing in this Award Agreement, however, is intended to adversely affect any independent contractual right of the Grantee without his/her consent thereto.

4.Dividend and Voting Rights.

Exhibit B – Page 1

MANAGEMENT – [[LASTNAME]]    EXHIBIT B

(a)Limitations on Rights Associated with Units. The Grantee shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 4(b) hereof) and no voting rights with respect to the Stock Units or any shares of Common Stock issuable in respect of such Stock Units, until shares of Common Stock are actually issued to and held of record by the Grantee. Except as expressly provided in Section 4(b) hereof or as may be provided pursuant to Section 7.1 of the Plan, no adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate evidencing the shares.

(b)Dividend Equivalent Reinvestment. In the event that the Corporation pays a cash dividend on its outstanding Common Stock for which the related record date occurs after the Grant Date and prior to the date all Stock Units subject to the Award have either been paid or have terminated, the Corporation shall credit (as of the related dividend payment date) the Grantee with an additional number of Stock Units equal to (i) the amount of the cash dividend paid by the Corporation on a single share of Common Stock on such dividend payment date, multiplied by (ii) the target number of Stock Units subject to the Award outstanding and unpaid as of the record date for such dividend payment (including any Stock Units previously credited under this Section 4(b) and with such total number subject to adjustment pursuant to Section 7.1 of the Plan), divided by (iii) the closing price of a share of Common Stock on such dividend payment date. Any Stock Units credited pursuant to the foregoing provisions of this Section 4(b) will be subject to the same vesting, payment, termination and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units will be made pursuant to this Section 4(b) with respect to any Stock Units which, as of the related record date, have either been paid or have terminated.

5.Restrictions on Transfer. Prior to the time the Stock Units are vested and paid, neither the Stock Units comprising the Award nor any interest therein or amount payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation or (b) transfers by will or the laws of descent and distribution.

6.Timing and Manner of Payment of Stock Units. The Stock Units subject to this Award Agreement that become vested shall be paid in an equivalent number of whole shares of Common Stock promptly after the applicable vesting date (and in all events not later than two and one-half months after the earlier of (a) the end of the Performance Period or (b) the applicable vesting date of the Award) in accordance with the terms hereof. Each such payment of Stock Units shall be subject to the tax withholding provisions of Section 9 hereof and Section 8.5 of the Plan and subject to adjustment as provided in Section 7.1 of the Plan and shall be in complete satisfaction of such vested Stock Units. The Grantee or any other person entitled under the Plan to receive a payment of shares of Common Stock shall deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Corporation may make payment of shares of Common Stock either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion. Any Stock Units corresponding to a particular vesting date shall be rounded down to the nearest whole Stock Unit; provided that fractional Stock Units subject to the Award shall be cumulated until sufficient to produce a whole Stock Unit, in all cases remaining fractional Stock Unit interests shall terminate in the event the remaining Stock Units subject to the Award terminate, and any remaining fractional Stock Unit interest shall terminate on the final vesting date applicable to the Award. In the event that payment of Stock Units is triggered by a Separation From Service and Sections 7(c) or 7(d) applies, and the general release contemplated by Section 7(e) and the expiration of any revocation rights provided therein or pursuant to applicable law could become effective in one of two taxable years depending on when the Grantee executes and delivers the general release, any payment conditioned on the release shall not be made earlier than the first business day of the later of such two tax years (but in all cases within the applicable two and one-half month payment period provided for above).

7.Effect of Termination of Employment or Service; Change in Control.

(a)Termination of Employment or Service Generally. Except as otherwise provided in this Award Agreement, including but not limited to the Grant Notice or Sections 7(b), 7(c), 7(d), 7(e) or 7(f) below, the Grantee’s Stock Units shall terminate to the extent that such Stock Units have not become vested on or before the date of the Grantee’s Separation From Service (as defined in Section 19), regardless of the reason for the termination of employment or service that triggers the Separation From Service.

Exhibit B – Page 2

MANAGEMENT – [[LASTNAME]]    EXHIBIT B

(b)Termination Due to Death or Disability. Except as set forth in Section 7(f) below, in the event the Grantee’s Separation From Service is due to the Grantee’s death or Disability (as defined in Section 19) and such event occurs prior to a Change in Control and while the Stock Units subject to the Award remain outstanding, the Award shall vest at the “target” level of performance upon the Separation From Service (for clarity, no additional portion of the Award above the “target” level shall vest after the Separation From Service (after giving effect to the acceleration provided for in the preceding sentence), regardless of actual performance). Notwithstanding the foregoing, if the Grantee’s Separation from Service is due to the Grantee’s Disability, the accelerated vesting of the Stock Units provided in this Section 7(b) is subject to the Grantee’s satisfying the requirement to provide a general release in accordance with Section 7(f).

(c)Termination Without Cause Not in Connection With a Change in Control. Except as set forth in Section 7(f) below, if the Grantee’s Separation From Service is the result of a termination of employment that constitutes a Qualifying Termination (as defined in Section 19) and such event occurs prior to a Change in Control and while Stock Units subject to the Award remain outstanding, then, subject to the Grantee’s satisfying the requirement to provide a general release in accordance with Section 7(f), the Award shall be adjusted in accordance with this formula upon the Separation From Service:

A B	x	C	=	The target number of Stock Units that will remain subject of the Award after Separation From Service

A = the number of days between 1/1/2022 and the date of Separation From Service (but in no event more than 1,096)
B = 1,096 (i.e., the number of days from 1/1/2022 through and including 12/31/2024)
C = the total target number of Stock Units subject to the Award

The Stock Units that remain subject of the Award, after adjustment, will not vest unless and until the date as of which the conditions to their vesting set forth in the Grant Notice are met, provided that the condition that the Grantee be employed by the Corporation at the time of vesting shall not apply. In the event that a Change in Control other than the Merger occurs after the Qualifying Termination and during the Performance Period, the pro-ration provided for above in this Section 7(c) (the fraction obtained by dividing A by B above) will apply to the number of Credited Units (determined as set forth below), and the resulting number of Stock Units that vest will be considered to vest on (or, as necessary to give effect to the acceleration, immediately prior to) such Change in Control; provided, that if the Qualifying Termination occurs after the effective date of the definitive agreement providing for the Change in Control transaction other than the Merger (and such Change in Control transaction is actually consummated), then the pro-ration (the fraction obtained by dividing A by B above) shall not apply and the Grantee shall (subject to the Grantee’s satisfying the requirement to provide a general release in accordance with Section 7(e)) vest in the total target number of Stock Units subject to the Award upon (or, as necessary to give effect to the acceleration, immediately prior to) such Change in Control. If the Grantee’s Separation From Service is the result of a termination of employment that constitutes a Qualifying Termination and such event occurs more than twelve (12) months after a Change in Control (and provided that such Change in Control is not the Merger) and while Stock units subject to the Award remain outstanding, then, subject to the Grantee’s satisfying the requirement to provide a general release in accordance with Section 7(g), the Grantee shall vest upon such Separation From Service in a number of Stock Units subject to the Award equal to (i) the number of Credited Units, multiplied by (ii) the fraction A/B (where A and B are determined as set forth above).

(d)Treatment on a Change in Control Other Than the Merger. Except as set forth in Section 7(f) below, notwithstanding anything herein to the contrary, in connection with a Change in Control other than the Merger that occurs during the Performance Period while the Stock Units subject to the Award remain outstanding (i.e., they have not theretofore terminated pursuant to Section 7(a)), the number of Stock Units (if any) that shall be eligible to vest pursuant to the Award shall be equal to total target number of Stock Units subject to the Award (the “Credited Units”), with no modification for performance pursuant to Exhibit A. The Administrator shall, to the extent applicable and to the extent any Stock Units subject to the Award remained outstanding immediately prior to the Change in Control other than the Merger, ensure that
Exhibit B – Page 3

MANAGEMENT – [[LASTNAME]]    EXHIBIT B

the definitive documentation setting forth the terms of the Change in Control other than the Merger provides, that the Credited Units shall be subject to either Sections 7(d)(i) or 7(d)(ii) below.

(i)    The Corporation shall continue to maintain in effect, or the Corporation’s successor shall assume, the Plan, this Award Agreement and all Credited Units outstanding hereunder, and such Credited Units shall continue to remain outstanding after the Change in Control other than the Merger and be scheduled to vest on the last day of the original Performance Period hereunder set forth in Exhibit A. Vesting of such Credited Units shall be subject to the Grantee’s continued employment or service with the Corporation or one of its Subsidiaries through such vesting date (without further modification based on performance), subject to the provisions of this Section 7.

(ii)    If the Credited Units are not continued or assumed in accordance with Section 7(d)(i), the Credited Units shall vest upon (or, as necessary to give effect to the acceleration, immediately prior to) such Change in Control other than the Merger.

(e)Termination Without Cause or For Good Reason In Connection With a Change in Control Other Than the Merger. Except as set forth in Section 7(f) below, if the Grantee’s Separation From Service is the result of a termination of employment that constitutes a Qualifying Termination, or a termination of employment by the Grantee for Good Reason (as defined in Section 19), and in either case such event occurs upon, or within twelve (12) months following, a Change in Control (and provided that the Change in Control is not the Merger), the Grantee’s Credited Units, to the extent then outstanding and unvested and subject to the Grantee’s satisfying the requirement to provide a general release in accordance with Section 7(e), shall fully vest upon such Qualifying Termination or resignation for Good Reason.

(f)Merger Treatment. Upon the closing (the “Closing”) of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, by and among BillerudKorsnäs Inc., West Acquisition Merger Sub Inc., the Corporation and, for certain purposes set forth therein, BillerudKorsnäs AB, dated as of December 19, 2021 (the “Merger Agreement”), the Stock Units shall be cancelled in exchange for a cash-based award, the amount of which will equal one-third (1/3) of the product of (i) the Per Share Price (as defined in the Merger Agreement), multiplied by (ii) the total number of shares that would have been issuable under this Award Agreement assuming full vesting of the Stock Units (based on deemed achievement of both performance criteria at the target level of performance), and including, for the avoidance of doubt, any dividend equivalents credited pursuant to Section 4 of this Award Agreement (such cash-based award, the “Cash Award”). The Cash Award shall vest in full on December 31, 2022 (the “Cliff Vesting Date”), subject to the Grantee’s continued employment or service to the Corporation or one of its Subsidiaries through the Cliff Vesting Date; provided, however, that in the event that the Grantee’s Separation from Service occurs due to a Qualifying Termination, the Grantee’s death or Disability or the Grantee’s resignation for Good Reason, in any such case, prior to the Cliff Vesting Date, the Cash Award shall continue to be payable on the Cliff Vesting Date notwithstanding such termination (and the Cash Award shall be forfeited in the event of any other Separation From Service prior to the Cliff Vesting Date). In the event that the Merger Agreement is terminated and the Closing does not occur, this Section 7(e) shall be null and void ab initio and shall have no further force or effect.

(g)General Release. The benefits provided in Sections 7(c), 7(e) and 7(f) in connection with a termination of the Grantee’s employment (and Sections 7(b) or 7(f), as applicable, in the case of a termination due to the Grantee’s Disability) are contingent upon the Grantee’s executing and not revoking a Waiver and Release of Claims Agreement (“Release”) in accordance with the timing and other requirements set forth in this section. The Release must be signed in connection with the termination of Grantee’s employment and not any earlier than the Corporation may prescribe and shall be in a form acceptable to the Corporation (except, if the Grantee is a party to an employment or severance agreement with the Corporation that includes a form of release attached thereto, shall be in the form provided for in such agreement). The Corporation will provide the final form of Release to the Grantee no later than ten (10) days following the Grantee’s termination of employment, and the Grantee will be required to execute and return the Release to the Corporation within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Corporation provides the form of Release to the Grantee.

Exhibit B – Page 4

MANAGEMENT – [[LASTNAME]]    EXHIBIT B

(h)No Further Rights as to Terminated Units. If any unvested Stock Units terminate pursuant to this Award Agreement, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be, and the Corporation shall have no obligation (or no further obligation, as the case may be) in respect thereof or with respect thereto.

8.Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator will make adjustments if appropriate in the number of Stock Units contemplated hereby and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any cash dividend for which dividend equivalents are credited pursuant to Section 4.

9.Taxes; Tax Withholding.

(a)Section 409A. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Agreement shall be construed and interpreted consistent with that intent. Notwithstanding any provision of these Terms to the contrary, if the Grantee is a “specified employee” as defined in Section 409A of the Code, the Grantee shall not be entitled to any payment with respect to the Award in connection with the Grantee’s “separation from service” (as that term is used for purposes of Section 409A of the Code) until the earlier of (i) the date that is six months and one day after the Grantee’s separation from service for any reason other than the Grantee’s death, or (ii) the date of the Grantee’s death. For purposes of clarity, the six month delay shall not apply in the case of severance contemplated by Treasury Regulations Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Any amounts otherwise payable to the Grantee following the Grantee’s separation from service that are not so paid by reason of this Section 9 shall be paid as soon as practicable for the Corporation (and in all events within 30 days) after the date that is six months after the Grantee’s separation from service (or, if earlier, the date of the Grantee’s death). The provisions of this Section 9 shall only apply if, and to the extent, required to comply with Section 409A of the Code.

(b)Tax Withholding. The Corporation shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Corporation or any of its Subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting or other event with respect to the Stock Units. If such withholding event occurs in connection with the distribution of shares of Common Stock in respect of the Stock Units and subject to compliance with all applicable laws, the Corporation shall automatically withhold and reacquire the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution. If, however, any withholding event occurs with respect to the Stock Units other than in connection with the distribution of shares of Common Stock in respect of the Stock Units, or if the Corporation cannot legally satisfy such withholding obligations by such withholding and reacquisition of shares as described above, the Corporation shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee the amount of any such withholding obligations.

(c)Responsibility for Taxes. Except for such withholding rights of the Corporation, the Grantee shall be solely responsible for any and all tax liability arising with respect to the Award or any payment in respect thereof.

10.Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the Grantee’s last address reflected on the Corporation’s records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government or a courier of internationally recognized prominence. Any such notice shall be given only when received, but if the Grantee is no longer an Eligible Person, shall be
Exhibit B – Page 5

MANAGEMENT – [[LASTNAME]]    EXHIBIT B

deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 10.

11.Plan. The Award and all rights of the Grantee under this Award Agreement are subject to the terms and conditions of the provisions of the Plan, which are incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and this Award Agreement. The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

12.Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede in their entirety all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan may be amended pursuant to Section 8.6 of the Plan. This Award Agreement may be amended by the Administrator from time to time. Any such amendment must be in writing and signed by the Corporation. Any such amendment that materially and adversely affects the Grantee’s rights under this Award Agreement requires the consent of the Grantee in order to be effective with respect to the Award. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

13.Governing Law. This Award Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

14.Effect of Award Agreement. Subject to the Corporation’s right to terminate the Award pursuant to Section 7.2 of the Plan, this Award Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

15.Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

16.Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17.Clawback Policy. The Stock Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or any shares of Common Stock or other cash or property received with respect to the Stock Units (including any value received from a disposition of the shares acquired upon payment of the Stock Units).

18.No Advice Regarding Grant. The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Award (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award and any shares that may be acquired upon payment of the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award.

19.Certain Defined Terms. For the purposes of this Award Agreement, the following terms shall have the meanings provided below:

Exhibit B – Page 6

MANAGEMENT – [[LASTNAME]]    EXHIBIT B

“Cause” means (unless such term is defined in a written employment or severance agreement by and between the Grantee and the Corporation, in which case “Cause” is used as defined in such written employment or severance agreement) that any one or more of the following has occurred:

(a)    The Grantee’s indictment for, conviction of, or pleading guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair the Grantee’s performance of the Grantee’s duties to the Corporation).
(b)    The Grantee’s willful failure to substantially perform the material duties of the Grantee’s position with the Corporation (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness), provided that the Grantee has been provided written notice of such failure and, if such failure is curable, the Grantee has not cured the failure to the satisfaction of the Corporation within 15 days after delivery of such notice.
(c)    The Grantee’s willful failure to obey legal orders consistent with the Grantee’s position at the Corporation given in good faith by the Corporation’s Chief Executive Officer or any other person to whom the Grantee reports at the Corporation, directly or indirectly (or, in the event the Grantee is the Corporation’s Chief Executive Officer, given in good faith by the Board), other than any such failure resulting from incapacity due to physical or mental illness; provided, however, that the Grantee has been given written notice of such failure and, if such failure is curable, the Grantee has not cured the failure to the satisfaction of the Corporation within 15 days after delivery of such notice.
(d)    The Grantee’s willful misconduct or breach of fiduciary duty (including, without limitation, any act of fraud, embezzlement, or dishonesty) which causes or is reasonably expected to result in material injury to the Corporation or its business reputation.
(e)    The Grantee’s entering into an agreement or consent decrease or being the subject of any regulatory order that in any of such cases prohibits the Grantee from serving as an officer or director of a company that has publicly-traded securities.
(f)    The Grantee’s material breach of any agreement that the Grantee may have with the Corporation or of any written policies or procedures of the Corporation, which is injurious to the Corporation; provided, however, that the Grantee has been given written notice of such failure and, if such breach is curable, the Grantee has not cured the breach to the satisfaction of the Corporation within 15 days after delivery of such notice.
“Change in Control” means any of the following events:

(a)A transaction or series of transactions occurs whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Corporation possessing more than 50% of the total combined voting power of the Corporation's securities outstanding immediately after such acquisition;

(b)During any period of two consecutive years, the Continuing Directors cease to constitute at least a majority of the Board. For purposes of this definition, the term “Continuing Director” means any director who was (i) a member of the Board at the beginning of the two-year period, (ii) elected to the Board by the Corporation’s stockholders, or (iii) appointed to the Board by a majority of the Continuing Directors then serving on the Board; in the case of clause (ii) and (iii), whose election or appointment to the Board did not occur in connection with any actual or threatened director election contest or proxy solicitation contest or any transaction or proposed transaction involving the Corporation or any subsidiary of the Corporation);

(c)The Corporation, directly, or indirectly through one or more subsidiaries or intermediaries, enters into an agreement to, or consummates, a sale or other disposition of all or substantially all of the Corporation’s assets in any single transaction or series of transactions (including pursuant to a spin-off, split-up or similar transaction) (each, a “Sale of Substantially All Assets”).
Exhibit B – Page 7

MANAGEMENT – [[LASTNAME]]    EXHIBIT B

Without limiting the generality of the foregoing sentence, and subject to the exclusions below, a Sale of Substantially All Assets will include the sale or other disposition, within any two-year period, in any one transaction or series of transactions, of more than two-thirds of the mills (whether determined by reference to mill-generated revenue or by number of mills) owned by the Corporation and its subsidiaries at the beginning of the two-year period. For purposes of this clause (c), however, in determining whether a Sale of Substantially All Assets has occurred the following assets and mills (or sales of assets and mills, as the case may be) shall be disregarded (together, any sales of such assets and mills, including related assets and real estate) are referred to as the “Excluded Sales”): (i) all or any portion of the Corporation’s mills, including related assets and real estate, in Wisconsin Rapids, WI and Luke MD, (ii) all or any portion of Consolidated Water Power Company, including related assets and real estate, and (iii) any disposition of assets (including mills) that has been proposed as of, or that occurred prior to, the Grant Date;

(d)The Corporation, whether directly involving the Corporation or indirectly involving the Corporation through one or more subsidiaries or intermediaries, enters into an agreement to or consummates (i) a merger, combination, consolidation, conversion, exchange of securities, reorganization or business combination, or (ii) an acquisition of the assets or stock of another entity, in any single transaction or series of transactions, which event results in the voting securities of the Corporation outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least 66% percent of the combined voting power of the voting securities of the Corporation or such surviving or other entity outstanding immediately after such event; or

(e)Any transaction or series of transactions that has the substantial effect of any one or more of the foregoing events.

“Disability” (unless such term is defined in a written employment or severance agreement by and between the Grantee and the Corporation, in which case “Disability” is used as defined in such written employment or severance agreement) has the meaning given to such term in Treas. Reg. Section 1.409A-3(i)(4).

“Good Reason” means (unless such term is defined in a written employment or severance agreement by and between the Grantee and the Corporation, in which case “Good Reason” is used as defined in such written employment or severance agreement) that any one or more of the following events has occurred without the Grantee’s written consent:

(a)    a material reduction by the Corporation in the Grantee’s annual base salary or target-level annual incentive award opportunity, other than a general reduction in the base salaries or target-level annual incentive award opportunities of all or substantially all of the Corporation’s executives;

(b)    a material demotion by the Corporation with respect to the Grantee’s job duties and responsibilities; or

(c)    the Corporation’s material breach of any material agreement between the Grantee and the Corporation;

provided, however, that the Grantee’s termination of his or her employment with the Corporation will not be considered a termination by the Grantee for Good Reason unless the Grantee has: (a) notified the Corporation in writing of the event(s) claimed to constitute Good Reason, no later than 30 days after the initial occurrence of the event(s); (b) the Corporation has failed to cure or remedy such event(s), no later than 30 days after its receipt of the Grantee’s written notice; and (c) the Grantee has notified the Corporation in writing that the Grantee is terminating his or her employment for Good Reason on account of such event(s), and the Grantee actually terminates the Grantee’s employment with the Corporation no later than 30 days after the expiration of such 30-day cure period. For clarity, a reduction in duties or
Exhibit B – Page 8

MANAGEMENT – [[LASTNAME]]    EXHIBIT B

responsibilities as a result of the Excluded Sales shall not constitute “Good Reason” pursuant to clause (b) above.

“Qualifying Termination” means (unless such term is defined in a written employment or severance agreement by and between the Grantee and the Corporation, in which case “Qualifying Termination” is used as defined in such written employment or severance agreement), if the Grantee is employed by the Corporation or one of its Subsidiaries, a termination of the Grantee’s employment by the Corporation or one of its Subsidiaries without Cause and other than due to the Grantee’s death or Disability.

“Separation From Service” means (unless such term is defined in a written employment or severance agreement by and between the Grantee and the Corporation, in which case “Separation From Service” is used as defined in such written employment or severance agreement) the Grantee ceases to be employed by, or ceases to provide services as a director to, the Corporation or one of its Subsidiaries; provided that no Separation From Service shall exist in any event unless such separation constitutes a “separation from service” within the meaning of Section 409A of the Code. If the Grantee ceases to be employed by or ceases to provide services as a director to the Corporation or a Subsidiary, but immediately thereafter continues to be employed by or provide services as a director to the Corporation or a Subsidiary (for example, and without limitation, if the Grantee ceases to be employed by the Corporation but immediately thereafter continues to be employed by a Subsidiary or continues to provide services as a director to the Corporation or a Subsidiary), such change shall not constitute a Separation From Service. The provisions of Section 6 of the Plan apply to the Award.

* * *
Exhibit B – Page 9